Exhibit 99.1

Cogentix Medical Announces 17% Preliminary Fourth Quarter 2017 Year-Over-Year Revenue Growth

Company expects similar growth for full year 2018

Cogentix Medical also announces the launch of its dedicated urology R&D Center in Israel

MINNEAPOLIS, MN, February 6, 2018 – Cogentix Medical, Inc. (NASDAQ: CGNT), today announced preliminary revenue for the fourth quarter and full-year ended December 31, 2017.  Preliminary and unaudited revenue for fourth quarter 2017 is expected to be $15.5 million, or approximately 17% growth compared to the same period in 2016.  Cogentix Medical also expects similar top line growth in fiscal year 2018 as it achieved in the fourth quarter of 2017.

Preliminary and unaudited full-year 2017 revenue is expected to be $56.3 million, reflecting growth of approximately 9% over full-year 2016.  Urology revenue is expected to be $49.3 million for the full year of 2017, reflecting growth of approximately 10% over 2016.

The company also announced the launch of its dedicated urology R&D center. The center is based in Israel and will focus on developing next generation products that enhance the company’s ability to transform the practice of urology. Israel is world renowned as a hub for innovation in biomedical engineering and medical device clinical development. Cogentix has previously tapped into this wealth of expertise through its $2 million investment in Vensica, and the new R&D center will further enable the company to access exceptional engineers and innovators in an ecosystem with a track record of successful innovation.

“Our revenue in the fourth quarter of 2017 was by far the highest quarterly revenue achieved in the history of the company.  Both our fourth quarter and full year 2017 top line results demonstrate the continued growth of our urology and uro-gynecology product lines, and we believe there are continued significant growth opportunities in these large and expanding markets,” said Darin Hammers, President and CEO of Cogentix Medical. “Our strong top line performance, combined with an increased focus on innovation and our continued business development efforts, enhance our ability to become a leading consolidator of innovative products and technologies that can provide benefit to patients, physicians and care centers in the urology arena.”

Cogentix Medical plans to issue full fourth quarter and fiscal year 2017 financial results in early March.

About Cogentix Medical

Cogentix Medical, Inc., is a global medical device company. We design, develop, manufacture and market products for flexible endoscopy with our unique PrimeSight™ product lines featuring a streamlined visualization system and proprietary sterile disposable microbial barrier providing users with efficient and cost-effective endoscope turnover while enhancing patient safety. We also commercialize the Urgent® PC Neuromodulation System, an FDA-cleared device that delivers Percutaneous Tibial Nerve Stimulation (PTNS) for the office-based treatment of overactive bladder (OAB). OAB is a chronic condition that affects approximately 42 million U.S. adults. The symptoms include urinary urgency, frequency and urge incontinence. We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. We are headquartered in Minnetonka, Minnesota, with additional operations in New York, Massachusetts, The Netherlands and the United Kingdom.  For more information on Cogentix Medical and our products, please visit us at www.cogentixmedical.com.

For Further Information:

Cogentix Medical, Inc.
Brett Reynolds, SVP and CFO
952-426-6152

Lazar Partners
David Carey
212-867-1768

Cautionary Statements Related to Forward-Looking Statements
This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as "anticipate," "expect," "plan," "could," "may," "will," "believe," "estimate," "forecast," "goal," "project," and other words of similar meaning. Forward-looking statements in this press release include, but are not limited to, statements about expected revenue growth rates; the Company's expectations regarding operating profit and cash operating profit; and plans, objectives, expectations and intentions with respect to future operations, products and services. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the effects of industry, economic or political conditions outside of the Company's control; competitive market factors; actual or contingent liabilities; the adequacy of the Company's capital resources; and the risks identified under the heading "Risk Factors" in the annual report on Form 10-K, for the year ended December 31, 2016, filed with the Securities and Exchange Commission ("SEC") on March 30, 2017. Investors are cautioned to not to place considerable reliance on the forward-looking statements contained in this presentation. Investors are encouraged to read the Company's filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this presentation speak only as of the date of this release, and the Company undertakes no obligation to update or revise any of these statements. The Company's businesses are subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.